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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549


                                  ------------

                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



Date of Report (Date of earliest event to report)  January 27, 1997


                            The Sled Dogs Company
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               (Exact name of registrant as specified in charter)


Colorado                           1-12850                       84-116-8832
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(State or other                  (Commission                    (IRS Employer
jurisdiction of                  File Number)                Identification No.)
incorporation)


212 Third Avenue North, Suite 420, Minneapolis, MN              55401
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(Address of principal executive offices)                      (Zip Code)


Registrant's telephone number, including area code (612) 359-9020
                                                  ----------------

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(Former name or former address, if changed since last report.)




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Item 5. Other Events.

On January 27, 1997, The Sled Dogs Company (the "Company") made the following announcement:

The Sled Dogs Company (Nasdaq: SNOW) announced today that the Board of Directors named Kent Rodriguez to the newly created position of Chairman of the Board and, as such, an executive officer of the Company. Mr. Rodriguez, who has experience in commercial and investment banking, will be focusing on the preparation of short- and long-term budgets and the placement of additional financing for the Company. Additional short-term financing is currently required to support operations and to fund operations for the 97-98 winter season.

The Company today also reported net sales of $1,329,125 for the second quarter ended December 31, 1996, a 163% increase from the comparable fiscal 1996 period. The Company's net loss for the quarter was $1,247,467, or $.09 per share, compared to a net loss of $808,145, or $.09 per share, in the second quarter of fiscal 1996.

For the six months ended December 31, 1996, the Company reported net sales of $1,414,428, a 61% increase from $876,330 in the comparable fiscal 1996 period. The Company's net loss for the first six months of the current fiscal year totaled $2,300,429, or $.18 per share, compared to a net loss of $1,482,023, or $.23 per share, in the first six months of fiscal 1996.

"This quarter's record sales results reflect significant growth in our retail, direct and international distribution channels," said John Sundet, The Sled Dogs Company president and chief executive officer. The increase in net loss for the three- and six-month periods is primarily the result of increased media and selling expenses related to the use of our "Yellow Snow" storymercial to promote the sport of snow skating and the Sled Dogs brand. While we're encouraged by the sales growth we've achieved so far this year, the Company currently requires additional capital to support operations and continue our sport development and brand building initiatives." The Company said that its business will be materially adversely affected if it is unable to secure short-term financing in the near future.

The Company also announced that a Summons and Complaint had been served on it by Minson Enterprises Co., LTD., in the United States District Court for the District of Minnesota. Minson, a supplier of boots to the Company, claims that it is owed approximately $435,000. The Company has been in discussions with Minson and believes that it will be able to reach an arrangement with Minson that will allow the companies to continue their business relationship, although no assurance can be given that such will be the case.

The Company reported that Thomas F. Votel resigned from the Company's board of directors effective January 23, 1996.

The Sled Dogs Company markets, manufactures and distributes Sled Dogs brand snow skates and related accessories, and is pioneering snow skating as a winter sport for inline skaters. The Sled Dogs Company has developed the world's first patented snow skate that integrates a comfortable, supportive boot and a unique replaceable base allowing the skate to glide down hill and over the


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snow.  At present, snow skating is being enjoyed at approximately 75% of all ski/snow areas across the country.

Forward looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some statements made in this release. You are cautioned that all forward-looking statements involve risks and uncertainties. Among the factors that could cause results to differ materially are the following: lack of availability of financing; inability to control costs or expenses; manufacturing and distribution problems; and lack of market acceptance of the Company's products. Reference is also made to the risk factors contained in the Company's Registration Statement on Form S-3 (No. 33-80875), which are incorporated herein by reference.


                                     Three months ended December 31,
                                   ----------------------------------
                                         1996              1995
                                   ----------------  ----------------

Net sales                            $ 1,329,125       $   504,866

Net loss                              (1,247,467)         (808,145)

Net loss per common share            $     (0.09)      $     (0.09)

Weighted average number of
shares outstanding(1)(2)              13,153,193         9,054,347

                                    Six months ended December 31,
                                   --------------------------------
                                        1996             1995
                                   ---------------  ---------------
Net sales                             $ 1,414,428      $   876,330

Net loss                               (2,300,429)      (1,482,023)

Net loss per common share             $     (0.18)     $     (0.23)

Weighted average number of
shares outstanding(1)(2)               13,143,929        6,402,173


(1) Actual shares of common stock issued and outstanding at December 31, 1996 were 13,153,513. The weighted average number of shares outstanding reflect the exercise of 1,763,194 common stock warrants during the period July 15, 1996 to August 30, 1996.

(2) Actual shares of common stock issued and outstanding at December 31, 1995 were 11,749,999. The weighted average number of shares outstanding reflect the issuance of 8,000,000 shares on November 1, 1995 in a private placement of equity.


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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                        THE SLED DOGS COMPANY

Dated: January 28, 1997                 By: /s/ Michael Wise
                                            -------------------------
                                            Michael Wise
                                            Chief Financial Officer






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